FOR IMMEDIATE RELEASE

Media	Investors
Neil Hirsch	Christin Odonnell
Media@labcorp.com	Investor@labcorp.com

Labcorp Announces 2025 First Quarter Results
Updates Full-Year Guidance

•Results from Operations for first quarter 2025 versus first quarter last year:
◦Revenue: $3.35 billion versus $3.18 billion
◦Diluted EPS: $2.52 versus $2.69
◦Adjusted EPS: $3.84 versus $3.68
•Reaffirmed Revenue and Free Cash Flow guidance, raised midpoint of adjusted EPS:
◦Revenue guidance of 6.7% to 8.0%
◦Adjusted EPS range of $15.70 to $16.40; midpoint raised $0.05
◦Free Cash Flow of $1.10 billion to $1.25 billion
•Providing broader access to comprehensive testing and laboratory services with several transactions announced/completed year-to-date
•Introduced new tests including Labcorp Plasma Complete, a liquid biopsy test for cancer, and pTau-217/Beta Amyloid 42 Ratio test to aid in the diagnosis of Alzheimer's disease

BURLINGTON, N.C., April 29, 2025 – Labcorp (NYSE: LH), a global leader of innovative and comprehensive laboratory services, today announced results for the first quarter ended March 31, 2025 and updated full-year guidance.

“Labcorp delivered solid performance in the first quarter of 2025,” said Adam Schechter, chairman and CEO of Labcorp. “While the macroeconomic environment remains dynamic, the critical nature of the work we do in diagnostics and drug development positions us well for success in 2025 and beyond. We continue to progress our pipeline of attractive acquisitions and partnerships and further expand our test menu in four strategic areas, including oncology, women’s health, autoimmune disease and neurology.”

In the first quarter, Labcorp advanced its position as a partner of choice for hospitals, health systems and regional/local laboratories:

•Entered into a strategic collaboration with New Jersey-based Inspira Health to manage operations of hospital laboratories and to serve as the primary lab for their physician network.
•Agreed to acquire select assets of BioReference Health's innovative oncology and related clinical testing services businesses.
•Completed the acquisition of select assets of North Mississippi Health Services' ambulatory outreach laboratory business and became a referral laboratory for its seven hospitals and clinic laboratories.

Labcorp also continued to incorporate the power of science, innovation and advanced technology across the organization during or subsequent to the quarter:

•Introduced Labcorp® Plasma Complete, a groundbreaking liquid biopsy test to aid in personalized cancer treatment decisions.
•Introduced HPV and STI self-collection options in Labcorp patient service centers and physician offices.
•Launched pTau-217/Beta Amyloid 42 Ratio test, a new blood-based biomarker test to aid in the diagnosis of Alzheimer's disease.
•Expanded Labcorp OnDemand test menu with new offerings to help consumers manage their health and well-being.
•Launched eClaim Assist, a next-generation digital platform that introduces smarter workflows to improve efficiencies in billing, payer alignment and denials.

On April 10, 2025, Labcorp announced a quarterly cash dividend of $0.72 per share of common stock, payable on June 11, 2025, to stockholders of record at the close of business on May 29, 2025.

On April 15, 2025, Labcorp issued its 2024 Corporate Responsibility Report. The report demonstrates how the company is pursuing a healthier future as it advances its mission to improve health and improve lives.

LABCORP HOLDINGS INC.
CONSOLIDATED RESULTS

	Three Months Ended March 31,
	2025		2024	Delta

Revenue Summary (Dollars in billions)
Total Revenue	$3.35		$3.18	5.3%
Organic(1)				2.1%
Acquisitions, net of Divestitures				3.7%
Foreign Exchange				(0.5%)

(1) Organic revenue is no longer broken out between the Base Business and COVID-19 Testing.

Earnings Summary (Dollars in millions, except per share data)
Operating Income (“OI”)	$326.0		$321.3
OI as % of Revenue	9.7%		10.1%	(40) bps

Adjustments (2)	$143.0		$131.5

Adjusted Operating Income (“AOI”) (3)	$469.0	(4)	$452.8
AOI as % of Revenue	14.0%		14.3%	(20) bps	(5)

Net Earnings Attributable to Labcorp Holdings Inc.	$212.8		$228.0
Diluted EPS	$2.52		$2.69
Adjusted EPS (3)	$3.84		$3.68

(2) Adjustments include amortization, impairment charges, restructuring charges, and special items.
(3) Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for additional information.
(4) The increase in adjusted operating income was primarily due to organic demand and LaunchPad savings, partially offset by higher personnel costs.
(5) The decrease in adjusted operating margin was due to Invitae.

LABCORP HOLDINGS INC.
CONSOLIDATED RESULTS

	Three Months Ended March 31,
	2025		2024
Cash Flow Summary (Dollars in millions)

Operating Cash Flow	$18.5	(1)	$(29.8)
Capital Expenditures	126.0		133.8
Free Cash Flow	$(107.5)		$(163.6)

(1) The increase in operating cash flow was primarily due to the timing of working capital.
Capital Allocation Summary

•At the end of the quarter, Labcorp's cash and cash equivalents balance was $0.37 billion and total debt was $5.57 billion.

•During the quarter, the company invested $210.5 million in acquisitions and partnerships and paid out $61.6 million in dividends.

LABCORP HOLDINGS INC.
Diagnostics Laboratories Segment Summary

	Three Months Ended March 31,
	2025	2024	Delta
Revenue Summary (Dollars in billions)
Total Revenue	$2.63	$2.48	6.0%
Organic(1)			1.6%	(2)
Acquisitions, net of Divestitures			4.7%
Foreign Exchange			(0.3%)

(1) Organic revenue is no longer broken out between the Base Business and COVID-19 Testing.
(2) Includes the negative impact of approximately 190 basis points from weather and one fewer revenue day.

Earnings Summary (3) (Dollars in millions)
Adjusted Operating Income (“AOI”) (4)	$427.5	$417.9
AOI as % of Revenue	16.3%	16.9%	(60) bps	(5)

(3) Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for additional information.
(4) Excludes amortization, restructuring charges, special items, and unallocated corporate expenses.
(5) Adjusted operating margin was lower due to Invitae and weather.

	Three Months Ended March 31, 2025
	Requisition		Price/Mix
	Volume Delta (6)		Delta (6)
Metrics Summary
Total	3.0%		3.0%
Organic (7)	0.9%	(8)	0.7%
Acquisitions, net of Divestitures	2.1%		2.6%
Foreign Exchange	—%		(0.3)%

(6) Column shows changes versus the three months ended March 31, 2024.
(7) Organic price/mix includes lab management agreements.
(8) Includes the negative impact from weather and one fewer revenue day.

LABCORP HOLDINGS INC.
Biopharma Laboratory Services Segment Summary

	Three Months Ended March 31,
	2025		2024	Delta
Revenue Summary (Dollars in millions)
Total Revenue	$721.3		$710.9	1.5%	(1)
Organic				2.6%
Foreign Exchange				(1.1)%

(1) Early Development revenue growth of 4.4%, Central Labs revenue growth of 0.3%. As expected, the CLS growth rate was low in Q1 2025 as we had a large amount of COVID-19 vaccine and therapeutic revenue in Q1 2024.

Earnings Summary (2) (Dollars in millions)
Adjusted Operating Income (“AOI”) (3)	$106.9	(4)	$99.9
AOI as % of Revenue	14.8%		14.1%	80 bps	(4)

(2) Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for additional information.
(3) Excludes amortization, restructuring charges, special items, and unallocated corporate expenses.
(4) Adjusted operating income and margin increased due to organic demand and LaunchPad savings, partially offset by higher personnel costs.

	As of
	March 31, 2025
Metrics Summary (Dollars in billions)
TTM Net Orders	$3.15
TTM Book to Bill	1.07
Backlog	$8.18	(5)
Next Twelve Months Forecast Backlog Conversion	$2.56

(5) Backlog increased 3.5% compared to this period last year.

Guidance for 2025

Labcorp is updating 2025 full year guidance to reflect its first quarter performance and full year outlook. The following guidance assumes foreign exchange rates effective as of March 31, 2025, for the remainder of the year. Enterprise level guidance includes the estimated impact from currently anticipated capital allocation, including acquisitions, share repurchases and dividends.

(Dollars in billions, except per share data)
		Previous		Updated
	Results	2025 Guidance		2025 Guidance
	2024	Low	High	Low	High
Revenue
Labcorp Enterprise (1)(2)	$13.01	6.7%	8.0%	6.7%	8.0%
Diagnostics Laboratories(3)	$10.14	6.5%	7.7%	6.5%	7.7%
Biopharma Laboratory Services (4)	$2.92	3.0%	5.0%	3.0%	5.0%

Adjusted EPS	$14.57	$15.60	$16.40	$15.70	$16.40

Free Cash Flow	$1.10	$1.10	$1.25	$1.10	$1.25

(1) 2025 Guidance includes an impact from foreign currency translation of (0.2%).
(2) Enterprise level revenue is presented net of intersegment transaction eliminations.
(3) 2025 Guidance includes an impact from foreign currency translation of (0.2%).
(4) 2025 Guidance includes an impact from foreign currency translation of (0.3%).

Use of Adjusted Measures
The company has provided in this press release and accompanying tables “adjusted” financial information that has not been prepared in accordance with GAAP, including adjusted net income, adjusted EPS (or adjusted net income per share), adjusted operating income, adjusted operating margin, free cash flow, and certain segment information. The company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the company’s operational performance. The company further believes that the use of these non-GAAP financial measures provides an additional tool for investors in evaluating operating results and trends, and growth and shareholder returns, as well as in comparing the company’s financial results with the financial results of other companies. However, the company notes that these adjusted measures may be different from and not directly comparable to the measures presented by other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures and an identification of the components that comprise “special items” used for certain adjusted financial information are included in the tables accompanying this press release.

The company today is providing an investor relations presentation with additional information on its business and operations, which is available in the investor relations section of the company's website at www.Labcorp.com. Analysts and investors are directed to the website to review this supplemental information.

A conference call discussing Labcorp's quarterly results will be held today at 9:00 a.m. ET and is available by registering at this link, which will provide a dial-in number and unique PIN to access the call. It is recommended that participants join 10 minutes prior to the start of the call, although participants may register and join at any time during the call. A live webcast of Labcorp’s quarterly conference call on April 29, 2025, will be available at the Labcorp Investor Relations website beginning at 9:00 a.m. ET. This webcast will be archived and accessible through April 16, 2026.

About Labcorp
Labcorp (NYSE: LH) is a global leader of innovative and comprehensive laboratory services that helps doctors, hospitals, pharmaceutical companies, researchers and patients make clear and confident decisions. We provide insights and advance science to improve health and improve lives through our unparalleled diagnostics and drug development laboratory capabilities. The company's nearly 70,000 employees serve clients in approximately 100 countries, provided support for 75% of the new drugs and therapeutic products approved in 2024 by the FDA, and performed more than 700 million tests annually for patients around the world. Learn more about us at www.labcorp.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, statements with respect to (i) the estimated 2025 guidance and related assumptions, (ii) the impact of various factors on operating and financial results, including the projected impact of global economic and market conditions on the company's businesses, operating results, cash flows and/or financial condition, (iii) future business strategies, (iv) expected savings, synergies and other benefits to the Company, customers or patients from acquisitions and other transactions and partnerships, and (v) opportunities for future growth.

Each of the forward-looking statements is subject to change based on various important factors, many of which are beyond the company's control, including without limitation: (i) the effect of the holding company reorganization on the company’s business generally; (ii) the failure to receive tax-free treatment with respect to the spin-off of the company’s Clinical Development and Commercialization Services business, now Fortrea Holdings Inc. for U.S. federal income purposes; (iii) the impact of spin-off related items; (iv) personnel costs and potential difficulties with employee relations and retention; (v) the trading price of the company's stock, competitive actions and other unforeseen changes and general uncertainties in the marketplace; (vi) changes in government regulations, including healthcare reform; (vii) customer purchasing decisions, including changes in payer regulations or policies; (viii) adverse actions of governmental and third-party payers; (ix) changes in testing guidelines or recommendations; (x) the volume of COVID-19 Testing performed by the company; (xi) the impact of global geopolitical events; (xii) the effect of public opinion on the company's reputation; (xiii) adverse results in material litigation matters; (xiv) changes in laws and regulations applicable to the company, including healthcare reform, and changes to their interpretation and application and the impact of any such changes; (xv) failure to maintain or develop customer relationships; (xvi) the company's ability to develop or acquire new products and adapt to technological changes; (xvii) failure of the company’s information technology, systems, or data security; (xviii) the impact of potential losses under repurchase agreements; (xix) adverse weather conditions; (xx) the number of revenue days in a financial period; (xxi) inflation; (xxii) increased competition; and (xxiii) the effect of exchange rate fluctuations. These factors, in some cases, have affected and in the future (together with other factors) could affect the company's ability to implement the company's business strategy, and actual results could differ materially from those suggested by these forward-looking statements. As a result, readers are cautioned not to place undue reliance on any of the forward-looking statements.

The company has no obligation to provide any updates to these forward-looking statements even if its expectations change. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Further information on potential factors, risks and uncertainties that could affect operating and financial results is included in the company's most recent Annual Report on Form 10-K under the heading RISK FACTORS and in the company's other filings with the SEC. The information in this press release should be read in conjunction with a review of the company's filings with the SEC including the information in the company's most recent Annual Report on Form 10-K under the heading “MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS”.
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LABCORP HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Millions, Except Per Share Data)

	Three Months Ended March 31,
	2025	2024
Revenues	$3,345.1	$3,176.6
Cost of revenues	2,397.1	2,279.3
Gross profit	948.0	897.3
Selling, general, and administrative expenses	546.0	508.4
Amortization of intangibles and other assets	69.6	60.1
Goodwill and other asset impairments	—	2.5
Restructuring and other charges	6.4	5.0
Operating income	326.0	321.3
Other (expense) income:
Interest expense	(56.0)	(46.9)
Investment income	6.5	2.9
Equity method (loss) income, net	(0.3)	0.1
Other, net	(1.0)	20.0
Earnings from operations before income taxes	275.2	297.4
Provision for income taxes	62.2	69.1
Net earnings	213.0	228.3
Less: Net earnings attributable to the noncontrolling interest	(0.2)	(0.3)
Net earnings attributable to Labcorp Holdings Inc.	$212.8	$228.0

Earnings per common share:
Basic earnings per common share	$2.54	$2.71
Diluted earnings per common share	$2.52	$2.69

Weighted-average basic common shares outstanding	83.6	84.1
Weighted-average diluted common shares outstanding	84.3	84.7

LABCORP HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Millions)

	March 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$369.4	$1,518.7
Accounts receivable, net	2,123.2	1,944.1
Unbilled services	151.3	152.9
Supplies inventory	488.3	493.2
Prepaid expenses and other	657.5	697.6
Total current assets	3,789.7	4,806.5
Property, plant, and equipment, net	3,090.8	3,045.4
Goodwill, net	6,421.1	6,369.7
Intangible assets, net	3,487.2	3,488.9
Joint venture partnerships and equity method investments	168.0	16.3
Other assets, net	647.0	652.2
Total assets	$17,603.8	$18,379.0
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$717.9	$875.8
Accrued expenses and other	770.4	871.2
Unearned revenue	388.3	392.2
Short-term operating lease liabilities	182.8	184.6
Short-term finance lease liabilities	4.8	6.1
Short-term borrowings and current portion of long-term debt	0.4	1,000.3
Total current liabilities	2,064.6	3,330.2
Long-term debt	5,568.7	5,331.2
Operating lease liabilities	696.4	676.3
Financing lease liabilities	66.5	74.3
Deferred income taxes and other tax liabilities	388.0	383.1
Other liabilities	497.9	517.4
Total liabilities	9,282.1	10,312.5
Commitments and contingent liabilities
Noncontrolling interest	14.3	14.3
Shareholders’ equity:
Common stock, 83.8 and 83.4 shares outstanding at March 31, 2025, and December 31, 2024, respectively	7.6	7.6
Additional paid-in capital	35.8	2.8
Retained earnings	8,455.6	8,303.4
Accumulated other comprehensive loss	(191.6)	(261.6)
Total shareholders’ equity	8,307.4	8,052.2
Total liabilities and shareholders’ equity	$17,603.8	$18,379.0

LABCORP HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Millions)

	Three Months Ended March 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$213.0	$228.3
Adjustments to reconcile net earnings to net cash provided by (used for) operating activities:
Depreciation and amortization	166.8	154.5
Stock compensation	32.8	31.6
Operating lease right-of-use asset expense	48.6	44.1
Goodwill and other asset impairments	—	2.5
Deferred income taxes	(6.1)	(19.5)
Other, net	8.1	(3.0)
Change in assets and liabilities (net of effects of acquisitions and divestitures):
Increase in accounts receivable	(170.8)	(187.1)
Decrease in unbilled services	3.9	63.9
Decrease (increase) in supplies inventory	8.4	(0.6)
Decrease (increase) in prepaid expenses and other	45.0	(24.9)
Decrease in accounts payable	(147.6)	(121.1)
Decrease in unearned revenue	(8.9)	(41.6)
Decrease in accrued expenses and other	(174.7)	(156.9)
Net cash provided by (used for) operating activities	18.5	(29.8)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(126.0)	(133.8)
Proceeds from sale of assets	0.5	0.1
Proceeds from sale of business	—	13.5
Investments in equity affiliates	(157.0)	(13.7)
Acquisition of businesses, net of cash acquired	(53.5)	(259.2)
Net cash used for investing activities	(336.0)	(393.1)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on senior notes	(1,000.0)	—
Proceeds from revolving credit facilities	64.8	253.2
Payments on revolving credit facilities	(64.8)	(210.8)
Proceeds from accounts receivable securitization	225.0	—
Net share settlement tax payments from issuance of stock to employees	(25.5)	(14.7)
Net proceeds from issuance of stock to employees	25.7	26.7
Dividends paid	(61.6)	(62.1)
Other	(3.3)	(4.0)
Net cash used for financing activities	(839.7)	(11.7)
Effect of exchange rate changes on Cash and cash equivalents	7.9	(2.9)
Net decrease in cash and cash equivalents	(1,149.3)	(437.5)
Cash and cash equivalents at beginning of period	1,518.7	536.8
Cash and cash equivalents at end of period	$369.4	$99.3

LABCORP HOLDINGS INC.
Condensed Combined Non-GAAP Segment Information
(Dollars in Millions)

	Three Months Ended March 31,
	2025	2024
Diagnostics Laboratories
Revenues	$2,629.6	$2,479.7

Adjusted operating income	$427.5	$417.9
Adjusted operating margin	16.3%	16.9%

Biopharma Laboratory Services
Revenues	$721.3	$710.9

Adjusted operating income	$106.9	$99.9
Adjusted operating margin	14.8%	14.1%

Consolidated
Revenues	$3,345.1	$3,176.6

Adjusted segment operating income	$534.4	$517.8
Unallocated corporate expense	(65.4)	(65.0)
Consolidated Adjusted Operating Income	$469.0	$452.8
Adjusted operating margin	14.0%	14.3%

The consolidated revenue and adjusted segment operating income are presented net of intersegment transaction eliminations and other amounts not used in determining segment performance. Adjusted operating income and adjusted operating margin are non-GAAP measures. See the subsequent reconciliation of non-GAAP financial measures.

LABCORP HOLDINGS INC.
Reconciliation of Non-GAAP Measures
(Dollars and Shares in Millions, Except Per Share Data)

	Three Months Ended March 31,
	2025	2024

Adjusted Operating Income
Operating income	$326.0	$321.3
Amortization of intangibles and other assets (a)	69.6	60.1
Restructuring and other charges (b)	6.4	5.0
Acquisition and disposition-related costs (c)	29.1	20.9
Launchpad costs (d)	20.1	8.9
Asset impairments (e)	—	2.5
Other	14.5	11.7
TSA reimbursement (f)	3.3	22.4
Adjusted operating income	$469.0	$452.8

Adjusted operating profit margin	14.0%	14.3%

Adjusted Net Income
Net income	$212.8	$228.0
Impact of adjustments to operating income	143.0	131.5
Loss on venture fund investments, net (g)	3.4	4.2
Gain on sale of business (h)	—	(4.9)
TSA reimbursement (f)	(3.3)	(22.4)
Income tax impact of adjustments (i)	(31.9)	(24.2)
Adjusted net income	$324.0	$312.2

Weighted-average diluted common shares outstanding	84.3	84.7

Adjusted net income per share	$3.84	$3.68

(a)	Amortization of intangible assets acquired as part of business acquisitions.
(b)	Restructuring and other charges represent amounts incurred in connection with the elimination of redundant positions and facilities within the organization in connection with our LaunchPad initiatives, and acquisitions or dispositions of businesses by the company.
(c)	Acquisition and disposition-related costs include due-diligence legal and advisory fees, retention bonuses, impact of delayed contract or license transfers, and other integration or disposition related activities.
(d)	LaunchPad costs include non-capitalized costs associated with the implementation of systems, consolidation of processes, and consulting costs incurred as part of various business process improvement initiatives.
(e)	The company impaired certain fixed assets which are no longer realizable by the business.
(f)	Represents transition services fees charged to Fortrea Holdings Inc. related to administrative and IT systems support. The costs to provide these services are included in operating income but the service fees are included in other income.
(g)	The company makes investments in companies or investment funds developing promising technology related to its operations. The company recorded net gains and losses related to several distributions from venture funds, increases in the market value of investments, and impairments of other investments due to the underlying performance of the investments.
(h)	The company recorded a gain on the disposition of the Beacon Laboratory Benefits Solutions business.
(i)	Income tax impact of adjustments calculated based on the tax rate applicable to each item.